EXHIBIT (a)(1)

HOMESTORE, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE HOMESTORE, INC. COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON AUGUST 23, 2002 AT 5:00 P.M., PACIFIC DAYLIGHT TIME, UNLESS THE OFFER IS EXTENDED

      Upon the terms and subject to the conditions set forth in this Offer to Exchange, Homestore, Inc. (“Homestore”) is offering to its employees and directors holding options the opportunity to exchange all outstanding options (the “Old Option(s)”) to purchase shares of our Common Stock granted to such employees or directors (or assumed by Homestore) between August 5, 1999 (the date of Homestore’s initial public offering) and December 31, 2001 under the Homestore.com, Inc. 1999 Stock Incentive Plan (the “Homestore 1999 Plan”), the Move.com, Inc. 2000 Stock Incentive Plan, the 1997 Stock Incentive Plan of Cendant Corporation, Cendant Corporation Move.com Group 1999 Stock Option Plan, The Hessel 2000 Stock Option Plan, the Homewrite Incorporated 2000 Equity Incentive Plan or the Springstreet 1997 Stock Option Plan (collectively, the “Plans”) for new options (the “New Option(s)”) that Homestore will grant, at its option, under either the Homestore 1999 Plan or the Homestore, Inc. 2002 Stock Incentive Plan (the “Homestore 2002 Plan”). Those individuals that have been issued, or to whom the Company intends to issue, options anytime after January 24, 2002 through the Replacement Grant Date are not eligible to participate in this Offer. Homestore is making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying letter of transmittal (which together, as they may be amended from time to time, constitute the “Offer”), the form of which is attached hereto. A personalized copy of the letter of transmittal is being mailed to you under separate cover and, if you choose to participate in the Offer, must be signed and returned to Homestore as set forth below. We will grant the New Options after the first meeting of the Compensation Committee of our Board of Directors occurring at least six months and one day after the closing of the Offer (the “Replacement Grant Date”), but no later than 30 days after such six month and one day date. If you choose to participate by exchanging any of your stock options, you must exchange all stock options granted to you under the Plans between August 5, 1999 and December 31, 2001.

      The Offer is not conditioned upon a minimum number of options being elected for exchange. The Offer is subject to conditions, which we describe in Section 6 of this Offer to Exchange.

      If you elect to exchange Old Options as described in the Offer and if your Old Options are accepted for exchange, we will cancel your Old Options and grant you a New Option under either the Homestore 1999 Plan or the Homestore 2002 Plan (with the decision of whether to issue options under the Homestore 1999 Plan or the Homestore 2002 Plan being at our sole discretion) to purchase one share of Common Stock for every ten shares subject to the Old Option pursuant to a new option agreement between you and us. Some key features of the New Option will include:

•	the number of shares of the Common Stock subject to the New Options to be granted to each option holder will be equal to 10% of the number of shares subject to the Old Options exchanged by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if you exchange 24 existing option shares, that number will be rounded up to 30 and you will receive New Options to purchase three shares of Common Stock).

•	the exercise price of the New Option will equal the closing sale price of our Common Stock as reported on the Nasdaq National Market on the Replacement Grant Date (or such other public trading system upon which our Common Stock is then traded). If there is no active market for our shares on the Replacement Grant Date, the fair market value of our shares will be determined by our Board of Directors in good faith at the first meeting practicable after six months and one day from the closing of the Offer;

•	the New Option will vest in equal monthly proportions over a three-year period beginning on the Replacement Grant Date; and

•	the other terms and conditions of the new option will be substantially similar to those of the Old Options.

      Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to exchange your options.

      Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “HOMS.” On July 23, 2002, the last sale price of our Common Stock as reported on the Nasdaq National Market was $0.89 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options.

      You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the letter of transmittal to Sharon Goldstein, by email at sharon.goldstein@homestore.com, or by telephone at (805) 557-3330.

IMPORTANT

      If you wish to exchange your Old Options, you must complete and sign the letter of transmittal (the form of which is attached hereto and a personalized copy of which will be mailed to you for signature) in accordance with its instructions, and send it and any other required documents to Sharon Goldstein of Homestore by fax at (805) 557-2987 or by mail to Homestore, Inc., Attention: Shareholder Services, 30700 Russell Ranch Road, Westlake Village, California 91362. The letter of transmittal must be received no later than August 23, 2002 at 5:00 p.m., as such date may be extended by us as provided in Section 14 of the Offer to Exchange. If you mail the letter of transmittal, it must be postmarked by August 23, 2002, as such date may be extended by us as discussed above.

      We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the accompanying letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

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SUMMARY TERM SHEET

      The following section answers some of the questions that you may have about this Offer. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying letter of transmittal (the form of which is attached hereto and a personalized copy containing a summary of your option information of which is being mailed to you) because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the letter of transmittal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE

1.     What Securities Are We Offering To Exchange?

      We are offering to exchange all stock options to purchase shares of Homestore, Inc. Common Stock that are outstanding under the Plans and were issued (or assumed by us) between August 5, 1999 and December 31, 2001. In accordance with the Offer to Exchange, the number of shares subject to New Options will equal 10% of the number of shares subject to the Old Options, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock). These New Options will be granted on the date of the first Compensation Committee meeting occurring at least six months and one day following the expiration of this offer, but not later than 30 days after such six month and one day date (the “Replacement Grant Date”). The exercise price of these New Options will be equal to the closing sale price of our Common Stock on the Replacement Grant Date (or such other public trading system upon which our Common Stock is then traded). If there is no active market for our shares on the Replacement Grant Date, the fair market value of our shares will be determined by our Board of Directors in good faith at the first meeting practicable after six months and one day from the expiration of the Offer. (Page 10)

2.     Why Is Homestore Making The Offer To Exchange?

      We are making this Offer to Exchange because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options and receive in exchange New Options as described in Question 1 above. We believe this Offer will provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and will maximize the value of our Common Stock for our current stockholders because it could reduce the amount of dilution. (Page 11)

3.     Who Is Eligible To Participate?

      Any current employee or director of Homestore who remains an employee or director as of the expiration of the Offer and who holds stock options under any of the Plans which were issued (or assumed by Homestore) between August 5, 1999 and December 31, 2001 is eligible to participate in the Offer to Exchange, except those individuals that have been issued, or to whom the Company intends to issue, options outside of this Offer to Exchange anytime after January 24, 2002 through the Replacement Grant Date. (Page 10)

4.     Are Overseas Employees Eligible To Participate?

      As described above, any of our eligible current employees or directors holding stock options under any of the Plans and which were issued (or assumed by Homestore) between August 5, 1999 and December 31, 2001 are eligible to participate. However, special considerations may apply to employees located abroad depending on the laws of the jurisdiction in which these employees are located. Employees in the United Kingdom should particularly note the required tax election described in Section 13 below. (Pages 20, 21)

5.     How Does The Offer To Exchange Work?

      The Offer to Exchange requires that an employee or director make a voluntary election that will become irrevocable by 5:00 p.m. Pacific Daylight Time on August 23, 2002 (as such date may be extended by us as provided in Section 14 of the Offer to Exchange), to cancel his or her Old Options in exchange for a grant of a New Option to be issued on the Replacement Grant Date. The number of shares subject to the New Option will be equal to 10% of the number of shares that could be purchased under the Old Options, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to the Old Option that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock). The New Options will be granted after the first meeting of the Compensation Committee occurring at least six months and one day after the closing of the Offer, but not later than 30 days after such six month and one day date. The exercise price of the New Option will equal the closing market price of our Common Stock on that date (or such other public trading system upon which our Common Stock is then traded). If there is no active market for our shares on the Replacement Grant Date, the fair market value of our shares will be determined by our Board of Directors in good faith at the first meeting practicable after six months and one day from the expiration of the Offer. The New Option will vest in equal monthly proportions over a three-year period beginning on the date of the grant. If you wish to participate by exchanging any of your options, you will be required to cancel all of your options granted between August 5, 1999 and December 31, 2001 under any of the Plans. (Page 12)

6.     What Do I Need To Do To Participate In The Offer To Exchange?

      To participate, you must complete the personalized letter of transmittal that is being mailed to you under separate cover (the form of which is attached at the end of this Offer to Exchange), sign it, and ensure that Sharon Goldstein at Homestore receives it, or, if it is sent via U.S. mail, that it is postmarked no later than 5:00 p.m. Pacific Daylight Time on August 23, 2002, as such date may be extended by us as provided in Section 14 of the Offer to Exchange. You can return your form to Sharon Goldstein of Homestore either by fax to (805) 557-2987 or by mail to Homestore, Inc., Attention: Shareholder Services, 30700 Russell Ranch Road, Westlake Village, California 91362. (Pages 12, 13)

7.     Does The Offer To Exchange Extend To All Of Homestore’s Employee Option Plans?

      The Offer to Exchange extends only to options granted to you (or assumed by Homestore) under the Plans between August 5, 1999 and December 31, 2001. (Page 10)

8.     Is This A Repricing?

      This is not a traditional stock option repricing. In a repricing, the exercise price of an employee’s current options would be adjusted immediately to be equal to the closing price of our Common Stock on the date of repricing. This results in variable accounting treatment of the option. For financial reporting purposes, we could be required to record additional compensation expense each quarter until the repriced options are exercised, cancelled or terminated. As a result, a simple option “repricing” could seriously jeopardize our progress toward profitability, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Pages 19, 20)

9.     Why Can’t Homestore Just Reprice My Options, As I Have Seen Done At Other Companies?

      In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting consequences for companies that reprice options. As described in Question 8 above, if we reprice options, we may need to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock subject to the repriced options. As a result, a simple option “repricing” could seriously jeopardize our progress toward profitability, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Pages 19, 20)

10.     If I Decide To Participate, What Will Happen To My Current Options?

      Options exchanged under this program will be cancelled after 5:00 p.m. Pacific Daylight Time on August 23, 2002, as such date may be extended by us as provided in Section 14 of the Offer to Exchange. Any other options issued under plans other than the Plans remain unaffected. (Page 19)

11.     What Is The Deadline To Elect To Exchange, And How Do I So Elect?

      The deadline to elect to exchange your options in this program is 5:00 p.m. Pacific Daylight Time on August 23, 2002, unless we extend it as provided in Section 14 of the Offer to Exchange. This means that your election form contained in the transmittal letter being mailed to you must either be postmarked by August 23, 2002 or Sharon Goldstein of Homestore must receive your election form before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

      We reserve the right to reject any or all Old Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Old Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such options promptly after the expiration of the offer. (Pages 10, 12)

12.     What Will Happen If I Do Not Turn In My Form By The Deadline?

      If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options you currently hold will remain unchanged with their original exercise price and original terms. (Page 12)

13.     During What Period Of Time May I Withdraw A Previous Election To Exchange Options?

      You may withdraw your election to exchange your Old Options at any time before 5:00 p.m. Pacific Daylight Time on August 23, 2002. If we extend the offer beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended offer. To withdraw an election to exchange options, you must deliver to Sharon Goldstein of Homestore a written notice of withdrawal, or a facsimile of such notice, with the required information prior to 5:00 p.m. Pacific Daylight Time on August 23, 2002, as such date may be extended by us as provided in Section 14 of the Offer to Exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (Pages 12, 13)

14.	Am I Eligible To Receive Future Grants Of Options During The Following Six-Month Period If I Participate In This Exchange?

      Because of unfavorable accounting charge consequences, participants in this program are ineligible to receive any additional stock option grants until after the Replacement Grant Date. (Pages 19, 20)

15.     Is There Any Tax Consequence To My Participation In This Exchange?

      If you exchange your Old Options for New Options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the New Options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options does not result in recognition of taxable income. In the case of incentive stock options, no taxable income is recognized at the time of exercise, and the excess of the fair market value of the purchased shares on the exercise date over the aggregate exercise price is includable in alternative minimum taxable income. To the extent that the exercise price of your new incentive stock option is lower than the exercise price of your cancelled option, your potential alternative minimum taxable income may be increased. Because this is a grant of a new option, the holding periods for incentive stock option tax treatment will start over beginning on the Replacement Grant Date. In the case of non-statutory stock options, taxable income is recognized upon exercise. Special considerations apply to employees located abroad, including the United Kingdom. (Pages 19, 20)

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the program.

16.     How Should I Decide Whether Or Not To Participate?

      We understand that the decision whether or not to exchange options will be a challenging one for many employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, our own business and stock price and the exercise price of the options you are considering exchanging.

17.     What Do Homestore And The Board Of Directors Think Of The Offer?

      Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

18.	What If My Employment At Homestore Ends Between The Date My Options Are Cancelled And The Replacement Grant Date?

      Your employment with Homestore is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. You cannot revoke your letter of transmittal after 5:00 p.m., Pacific Daylight Time, on August 23, 2002, unless the Offer is extended. Therefore, if your employment with Homestore or one of its subsidiaries is terminated by you or Homestore voluntarily, involuntarily, or for any reason or no reason, after the expiration of the Offer but before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the Replacement Grant Date. You also will not receive any other consideration for the Old Options if you are not an employee from the date of the expiration of the Offer through the Replacement Grant Date. (Page 13)

19.     What Are The Conditions To The Offer?

      The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Section 6. (Pages 14, 15)

SPECIFIC QUESTIONS ABOUT THE OLD OPTIONS

20.     Which Options Can Be Cancelled?

      If you elect to participate in this program, all options granted to you (or assumed by us) between August 5, 1999 and December 31, 2001 under any of the Plans will be cancelled. (Page 10)

21.     If I Have Multiple Options Can I Choose Which Options I Want To Cancel?

      No. If you wish to participate in this program, you must cancel all options granted to you (or assumed by us) between August 5, 1999 and December 31, 2001 under any of the Plans. (Page 10)

22.	Can I Cancel The Remaining Portion Of An Option That I Have Already Partially Exercised?

      Yes, you can cancel all remaining outstanding, unexercised options.

23.     Can I Cancel An Option Only As To Certain Shares?

      No, you cannot partially cancel an outstanding option.

24.	If I Choose To Participate, What Will Happen To My Options That Will Be Cancelled?

      The shares of our Common Stock subject to the Old Options will be returned to the pool of shares available for grants of New Options under either the Homestore 1999 Plan or the Homestore 2002 Plan (at our option) and for issuance upon exercise of such New Options. (Page 19)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

25.     What Will Be The Share Amount Of My New Option?

      The number of shares covered by the New Option will be equal to 10% of the number of shares covered by the Old Option, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock). (Page 10)

26.     What Will Be The Exercise Price Of My New Option?

      The exercise price of the New Options, which will be granted on the Replacement Grant Date, will be the closing sales price of our Common Stock as reported on the Nasdaq National Market on the Replacement Grant Date (or such other public trading system upon which our Common Stock is then traded). If there is no active market for our shares on the Replacement Grant Date, the fair market value of our shares will be determined by our Board of Directors in good faith at the first meeting practicable after six months and one day from the expiration of the Offer. Because we will not grant New Options until at least six months and one day after the date we cancel the Old Options accepted for exchange, the New Options may have a higher exercise price than some or all of your Old Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your Old Options. (Page 10)

27.     What Will Be The Vesting Schedule Of My New Option?

      Your New Options will vest in equal monthly proportions over a three-year period beginning on the date of the grant of your New Options. (Page 13)

28.     What Will Be The Terms And Conditions Of My New Options?

      Except for the new exercise price and the change in vesting schedule, vesting start date and vesting period, the terms and conditions of the New Options will be substantially the same as the Old Options. (Pages 16, 17)

29.	Will My New Option Be An Incentive Stock Option Or A Nonstatutory Stock Option?

      For United States employees, the New Options may be either incentive stock options if they are granted under the Homestore 1999 Plan and if they qualify under Section 422 of the Internal Revenue Code. If the New Options are granted under the Homestore 2002 Plan, they will be nonstatutory stock options. The decision as to whether to grant New Options under the Homestore 1999 Plan or the Homestore 2002 Plan will be at the sole discretion of Homestore. For an option to qualify as an incentive stock option, the value of the shares subject to an option that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined by using the exercise price of the option. The value in excess of $100,000 does not qualify for incentive stock option treatment and will be treated for tax purposes as a nonstatutory stock option. If the New Options have a higher exercise price than some or all of your Old Options, a portion of the New Options may exceed the incentive stock option limitation. Because this is a grant of a new option, the applicable holding periods for incentive stock option tax treatment will start over. For non-United States employees, the New Options will be nonstatutory stock options. (Pages 16, 17)

30.	My Options Are Split Between Incentive Stock Options And Nonstatutory Stock Options Because My Original Grant Exceeded The $100,000 Limit On Incentive Stock Options. Can I Cancel One Part Of This Option But Not The Other?

      You cannot cancel one part of an option that has been split into an incentive stock option and a nonstatutory stock option because it is still considered a single option. It cannot be separated for purposes of this program.

31.     Will I Have To Pay Taxes If I Exchange My Options In The Offer?

      If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant New Options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work. (Page 20)

32.     If I Have Incentive Stock Options, What Happens If I Elect Not To Exchange Them In This Offer?

      You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for New Options.

      We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

      If you choose not to exchange your Old Options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the Common Stock that you will receive when you exercise those options. (Page 20)

33.     When Will I Receive My New Options?

      We will grant the New Options on the Replacement Grant Date. If we cancel options elected for exchange on August 23, 2002, the Replacement Grant Date of the New Options will be on or after February 24, 2003. Note that additional time may be required to make the New Options available to you and to provide you with documentation of the grant. (Page 13)

34.     Why Won’t I Receive My New Options Immediately After The Expiration Date Of The Offer?

      If we were to grant the New Options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings over the life of the options. This could seriously jeopardize our progress toward profitability. By deferring the grant of the New Options for at least six months and one day, we believe we will not have to record this compensation expense. (Pages 19, 20)

35.     When Will I See The New Options At www.optionslink.com?

      Employees can view their stock options on the Internet at www.optionslink.com. We anticipate that you will see your New Options in your account within approximately 30 days of the Replacement Grant Date.

36.     When Will I Receive My New Option Agreement?

      We anticipate that your new option agreement will be accessible at www.optionslink.com within approximately 30 days of the Replacement Grant Date.

37.     Can I Have An Example Of An Offer To Exchange?

      The following are some representative examples of an Offer to Exchange for two hypothetical employees. Your situation is likely to vary in significant respects.

     Employee A

     Assumptions:

Hire Date	September 1, 2000
Original Stock Option	10,000 shares, all of which are unexercised
Original Stock Option Exercise Price	$54.00
Original Vesting Start Date	September 1, 2000
Hypothetical Stock Price on Replacement Grant Date (on or about February 24, 2003)	$5.00

      Based on the assumptions above, for the sake of illustrating the Offer to Exchange, we would cancel your original stock option on August 23, 2002. Assuming you are still employed by Homestore or one of its subsidiaries on the Replacement Grant Date, which would be on or about February 24, 2003, we would grant you a new option for 1,000 shares, and based on the purely hypothetical stock price of $5.00, your new exercise price would be $5.00. The vesting start date for the new option would begin on the Replacement Grant Date and the shares would continue to vest in equal monthly proportions for 36 months thereafter.

     Employee B

     Assumptions:

Hire Date	December 1, 1999
Original Stock Option	1000 shares, 95 of which have not been exercised as of the date of the Offer
Original Stock Option Exercise Price	$10.00
Original Vesting Start Date	December 1, 1999
Hypothetical Stock Price on Replacement Grant Date (on or about February 24, 2003)	$5.00

      Based on the assumptions above, for the sake of illustrating the Offer to Exchange, we would cancel your original stock option on August 23, 2002. Assuming you are still employed by Homestore or one of its subsidiaries on the Replacement Grant Date, which would be on or about February 24, 2003, we would round your 95 shares up to 100 shares for purposes of calculating the amount of shares in your new grant, and would then grant a new option for 10 shares, and based on the purely hypothetical stock price of $5.00, your new exercise price would be $5.00. The vesting start date for the new option would begin on the Replacement Grant Date and the shares would continue to vest in equal monthly proportions for 36 months thereafter.

38.	What Happens If Homestore Is Subject To A Change In Control Before Or After The New Options Are Granted?

      If we are a party to a change-of-control transaction before the New Options are granted, you will still be entitled to receive the New Options in exchange for your Old Options notwithstanding the change-of-control event.

39.	After The Grant Of My New Option, What Happens If I Again End Up “Underwater”?

      This is considered a one-time offer and is not expected to be made again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our Common Stock may appreciate over the long term even if the exercise price of your options is below the trading price of our Common Stock for some period of time after the grant date of the New Options. However, we can provide no assurance as to the price of our Common Stock at any time in the future.

40.     What Do I Need To Do To Participate In The Offer To Exchange Program?

      As described in the answer to Question 6, to participate, you must complete the personalized letter of transmittal that is being mailed to you (the form of which is attached at the end of this Offer to Exchange), sign it, and ensure that it is either postmarked or that Sharon Goldstein at Homestore receives it no later than 5:00 p.m. Pacific Daylight Time on August 23, 2002, as such date may be extended by us as provided in Section 14 of the Offer to Exchange. You can return your form either by fax to (805) 557-2987 or by mail to Homestore, Inc., Attention: Shareholder Services, 30700 Russell Ranch Road, Westlake Village, California 91362. (Page 12)

INTRODUCTION

      Homestore, Inc. is offering to our employees and directors as of the expiration of the Offer the opportunity to exchange all outstanding options to purchase shares of our Common Stock granted to such employee or director (or assumed by Homestore) between August 5, 1999 and December 31, 2001 under the Homestore.com, Inc. 1999 Stock Incentive Plan (the “Homestore 1999 Plan”), the Move.com, Inc. 2000 Stock Incentive Plan, the 1997 Stock Incentive Plan of Cendant Corporation, Cendant Corporation Move.com Group 1999 Stock Option Plan, The Hessel 2000 Stock Option Plan, the Homewrite Incorporated 2000 Equity Incentive Plan or the Springstreet 1997 Stock Option Plan (collectively, the “Plans”) for New Options that we will grant under either the Homestore 1999 Plan or the Homestore 2002 Plan (at our option). Those individuals that have been issued, or to whom the Company intends to issue, options anytime after January 24, 2002 through the Replacement Grant Date are not eligible to participate in this Offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying form of letter of transmittal, a personalized copy of which is being mailed to you and will need to be completed, signed and sent back to us as provided in this Offer (this Offer to Exchange and the letter of transmittal, as they may be amended from time to time, constitute the “Offer”). The number of shares of Common Stock subject to the New Options to be granted to each option holder will be equal to 10% of the number of shares subject to the Old Options; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock). The number of shares of Common Stock subject to the new option will be subject to adjustments for any stock splits, stock dividends and similar events. We will grant the New Options on the date of the first Compensation Committee meeting occurring at least six months and one day following the closing of the Offer (the “Replacement Grant Date”), but not later than 30 days after such six month and one day date. If you choose to participate by exchanging any of your stock options, you must exchange all stock options granted between August 5, 1999 and December 31, 2001 under any of the Plans.

      This Offer is not conditioned upon a minimum number of options being elected for exchange. This Offer is subject to conditions, which we describe in Section 6 of this Offer to Exchange.

      If you elect to exchange your Old Options as described in the Offer and if your Old Options are accepted for exchange, we will cancel those options and grant you a New Option under either the Homestore 1999 Plan or the Homestore 2002 Plan (at our option) pursuant to a new option agreement between you and us. Some key features of the New Option will include:

•	the number of shares subject to the New Option will equal 10% of the number of shares subject to your Old Options, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock);

•	the exercise price of the New Option will equal the closing sale price of our Common Stock as reported on the Nasdaq National Market on the Replacement Grant Date (or such other public trading system upon which our Common Stock is then traded). If there is no active market for our shares on the Replacement Grant Date, the fair market value of our shares will be determined by our Board of Directors in good faith at the first meeting practicable after six months and one day from the expiration of the Offer;

•	the New Option will vest in equal monthly proportions over a three-year period beginning on the date of the grant; and

•	the other terms and conditions of the New Option will be substantially similar to those of the Old Options.

      As of June 30, 2002, options to purchase 4,953,282 shares of our Common Stock were issued or assumed by us under the Plans and are currently outstanding. These options have exercise prices ranging from $13.73 to $89.25. All of these options, except those held by individuals that have been issued or will be issued options anytime after January 24, 2002 through the Replacement Grant Date, are eligible to participate in this Offer to Exchange. All options we accept in this program will be cancelled.

THE OFFER

1.     Number of Options; Expiration Date

      Upon the terms and subject to the conditions of this Offer to Exchange, for all eligible employees and directors (as specified below) holding existing options to purchase shares of our Common Stock that were granted to such employees or directors (or were assumed by Homestore) under any of the Plans and that elect to participate in this Offer, we will exchange all eligible Old Options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before August 23, 2002, as such date may be extended by us as provided in Section 14 of the Offer to Exchange (the “Expiration Date”) for New Options to purchase Common Stock under either the Homestore 1999 Plan or the Homestore 2002 Plan (at our option). If your Old Options are properly surrendered for exchange and accepted for exchange, you will be entitled to receive New Options to purchase the number of shares of our Common Stock that is equal to 10% of the number of shares subject to the Old Options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock). The exercise price of the New Options will be the closing sales price of our Common Stock as reported on the Nasdaq National Market on the Replacement Grant Date (or such other public trading system upon which our Common Stock is then traded). If there is no active market for our shares on the Replacement Grant Date, the fair market value of our shares will be determined by our Board of Directors in good faith at the first meeting practicable after six months and one day from the expiration of the Offer. All New Options will be subject to the terms of the Homestore 1999 Plan or the Homestore 2002 Plan, as applicable, pursuant to a new option agreement between us and you.

      Any current employee or director of Homestore who is either employed or remains a director through the Expiration Date and who holds stock options granted to such employee or director (or assumed by us) between August 5, 1999 and December 31, 2001 under any of the Plans is eligible to participate in the Offer to Exchange, other than those individuals that have been issued, or to whom the Company intends to issue, options outside of this Offer to Exchange anytime after January 24, 2002 through the Replacement Grant Date.

      IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF HOMESTORE OR ONE OF OUR SUBSIDIARIES FROM THE DATE THIS OFFER EXPIRES THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE THIS OFFER EXPIRES THROUGH THE DATE WE GRANT THE NEW OPTIONS.

      Special considerations may apply to employees abroad, including the required tax election discussed in Section 13 below.

      The Offer to Exchange extends only to options granted to you (or assumed by us) between August 5, 1999 and December 31, 2001 under the Plans. If you wish to participate in this program, you must cancel all options granted to you (or assumed by us) between August 5, 1999 and December 31, 2001 under any of the Plans.

      If we decide to take any of the following actions, we will notify you of such action, and we will extend the Offer for a period of no fewer than ten business days after the date of such notice:

•	we increase or decrease:

•	the amount of consideration offered for the options; or

•	the number of options eligible to be elected for exchange in the Offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

      For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Daylight Time.

2.     Purpose of the Offer

      We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in Homestore, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

      Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. We believe these options are unlikely to be exercised in the foreseeable future. We are making this Offer to Exchange outstanding options for New Options that will have an exercise price equal to the closing market price of our Common Stock on the Replacement Grant Date to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our Common Stock for our current stockholders.

      Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of additional options to replace these “underwater” options would have a negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited pool of options that we are allowed to grant per calendar year without stockholder approval, and, therefore, we must conserve our currently available options for new employees and ongoing grants.

      CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK AT THE TIME OF THE REPLACEMENT GRANT (AND THEREFORE THE EXERCISE PRICE OF YOUR NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

      Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we have no agreements or understandings that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, although we have no pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters from time to time in the future);

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any executive officer;

•	our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition or control of us.

      Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.     Procedures for Electing to Exchange Options

      Proper Exchange Of Options. To elect to exchange your options pursuant to this Offer, you must, in accordance with the terms of the personalized letter of transmittal that is being mailed to you under separate cover (the form of which is attached at the end of this Offer to Exchange), properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile of the letter, along with any other required documents. Sharon Goldstein of Homestore must receive all of the required documents by fax at (805) 557-2987 or by mail to Homestore, Inc., Attention: Shareholder Services, 30700 Russell Ranch Road, Westlake Village, California 91362 before the Expiration Date. If you elect to mail the required documents, they must be postmarked by the Expiration Date.

      If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options you currently hold will remain unchanged at their original price and terms.

      The method of delivery of all documents, including the letter of transmittal and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

      Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular options; provided, however, that any such waiver of the conditions of the offer must be waived for all option holders. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

      Our Acceptance Constitutes An Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of the options elected for exchange by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

      Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly elected options that have not been validly withdrawn.

4.     Withdrawal Rights

      You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

      You have the right to withdraw the options you have elected to cancel at any time before 5:00 p.m. on August 23, 2002. If we extend the Offer beyond that time, you have the right to withdraw these options at any time until the extended Offer expires. In addition, if we do not accept your options for exchange before the 40th business day from the commencement of this Offer to Exchange (i.e., September 23, 2002), you may withdraw the options you have elected for exchange.

      To validly withdraw options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, during the time in which you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name, the grant date, exercise price, and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who elected to exchange the options (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as such option holder’s name appears on the option agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

      Neither Homestore nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of notices of withdrawal. Our determination of these matters will be final and binding.

5.     Acceptance of Options for Exchange and Issuance of New Options

      Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will accept for exchange, and therefore acquire, all Old Options properly elected for exchange and not validly withdrawn before the Expiration Date; thereafter we will cancel such options. If your options are properly surrendered for exchange and accepted for exchange on August 23, 2002, you will be granted New Options on the Replacement Grant Date, which will be on or about February 24, 2003. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted New Options on the date of the first meeting of the Compensation Committee of the Board of Directors held at least six months and one day after the extended date.

      If we accept for exchange options you elect to exchange in the Offer, you will be ineligible until after the Replacement Grant Date for any additional stock option grants for which you might otherwise have been eligible before the Replacement Grant Date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Offer.

      Your New Options will entitle you to purchase the number of shares of our Common Stock that is equal to 10% of the number of shares subject to the Old Options you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock). The New Options will be granted six months and one day after the closing of the Offer to Exchange. The New Options will vest in equal monthly proportions during the three-year period following the Replacement Grant Date.

      Your employment with Homestore is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with Homestore or one of its subsidiaries is terminated by you or Homestore voluntarily, involuntarily, or for any reason or no reason after the expiration of the Offer but before your New Option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been granted on the Replacement Grant Date. If you are not an employee of Homestore or one of our subsidiaries from the date the Offer expires through the date we grant the New Options you will not receive any New Options in exchange for your Old Options that have been accepted for exchange. You also will not receive any other consideration for your Old Options if you are not an employee from the date the Offer expires through the date we grant the New Options.

      For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that you will see your New Options at www.optionslink.com within 30 days of the new option grant date and that your new option agreement will be accessible at that time.

6.     Conditions of the Offer

      Notwithstanding any other provision of the Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after July 26, 2002 and prior to August 23, 2002 any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable or impracticable for us to proceed with the Offer or with such acceptance and cancellation of options elected for exchange:

•	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Homestore or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of New Options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit completion of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the options elected for exchange; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Homestore or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	any natural disaster (including, but not limited to, floods, fires, mudslides and earthquakes) the resulting effect of which is reasonably likely to materially and adversely effect the business, condition (financial or other), assets, income, operations or prospects of Homestore or our subsidiaries;

•	the commencement of a war, armed hostilities, acts of terrorism or other international or national crisis directly or indirectly involving the United States and which is reasonably likely to materially and adversely effect the business, condition (financial or other), assets, income, operations or prospects of Homestore or any of our subsidiaries;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Homestore or our subsidiaries or on the trading in our Common Stock;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Homestore or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 26, 2002;

•	there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

•	a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the close of the Offer;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the close of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•	any adverse change or changes shall have occurred that are reasonably likely to have a material adverse effect on the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Homestore or our subsidiaries.

      The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other rights. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.     Price Range of Common Stock Underlying the Options

      Our Common Stock has been quoted on the Nasdaq National Market System under the symbol “HOMS” since our initial public offering on August 5, 1999. The following table presents the high and low sales prices per share of our Common Stock for the periods indicated, as reported by the Nasdaq National Market:

Period	High	Low

Quarter ending 3/31/00	$138.00	$34.00
Quarter ending 6/30/00	$49.00	$14.06
Quarter ending 9/30/00	$55.00	$26.50
Quarter ending 12/31/00	$46.88	$17.44
Quarter ending 3/31/01	$35.13	$16.38
Quarter ending 6/30/01	$37.16	$21.31
Quarter ending 9/30/01	$36.99	$6.52
Quarter ending 12/31/01	$8.58	$4.27
Quarter ending 3/31/02	$3.02	$0.53
Quarter ending 6/30/02	$2.70	$1.19
Quarter ending 9/30/02 (through July 23, 2002)	$1.48	$0.58

      We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options.

8.     Source and Amount of Consideration; Terms of New Options

      Consideration. We will issue New Options to purchase Common Stock under either the Homestore 1999 Plan or the Homestore 2002 Plan (with the decision as to whether to grant New Options under the Homestore 1999 Plan or the Homestore 2002 Plan to be at the sole discretion of Homestore) in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of Common Stock subject to New Options to be granted to each option holder will be equal to 10% of the number of shares subject to the Old Options, subject to adjustments for any stock splits, stock dividends and similar events; provided, however, that shares of Common Stock subject to Old Options that are not in round lots of ten shares shall be rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued (e.g., if an employee exchanges 24 existing option shares, that number will be rounded up to 30 and he or she will receive New Options to purchase three shares of Common Stock).

      Terms Of New Options. The New Options will be issued under either the Homestore 1999 Plan or the Homestore 2002 Plan (with the decision as to whether to grant New Options under the Homestore 1999 Plan or the Homestore 2002 Plan to be at the sole discretion of Homestore). The New Options will vest in equal monthly proportions over the three-year period following the grant of the New Options. You cannot cancel one part of an option that has been split into an incentive stock option and a nonstatutory stock option because it is still considered a single option. It cannot be separated for purposes of this program.

      The terms and conditions of Old Options under the Homestore 1999 Plan are set forth in the Homestore 1999 Plan and any stock option agreement you entered into in connection with the grant. The terms and conditions of the Homestore 1999 Plan are summarized in the prospectus prepared by us and previously distributed to you. You may obtain copies of this prospectus, the Homestore 1999 Plan and the Homestore 2002 Plan as indicated below.

      Federal Income Tax Consequences Of Options. Options granted under the Homestore 1999 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory stock options that are not intended to meet these requirements. Options granted under the Homestore 2002 Plan may only be nonstatutory stock options. The federal income tax treatment for the two types of options is as follows:

Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of an incentive stock option. In addition, no taxable interest is recognized at the time of exercise, except that the excess of the fair market value of the purchased shares on the exercise date over the aggregate exercise price is includable in alternative minimum taxable income. To the extent that the exercise price of your new option is lower than the exercise price of your cancelled option, your potential alternative minimum taxable income may be increased. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise disposed.

If the optionee holds the stock acquired upon exercise of an incentive stock option for one year after the date the option was exercised and for two years after the date the option was granted, the optionee generally will realize capital gain or loss, rather than ordinary income or loss, upon disposition of these shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the incentive stock option shares. If the optionee disposes of these shares prior to the expiration of either required holding period, which is called a disqualifying disposition, then gain realized upon the disposition, up to the difference between the fair market value of the shares on the date of exercise, or, if less, the amount realized on a sale of the shares, and the option exercise price, generally will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the shares were held by the participant. Because this is a grant of a new option, the holding periods for incentive stock option tax treatment will start over beginning on the Replacement Grant Date.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which the disposition occurs equal to the excess of the fair market value of the shares on the date the option was exercised over the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory stock option. The deduction will in general be allowed for the taxable year of Homestore in which the ordinary income is recognized by the optionee.

      If the Old Options you are contemplating exchanging are incentive stock options, the New Options issued to you could be nonstatutory stock options. As a result, if you are issued nonstatutory stock options, upon exercise of those options you will be subject to ordinary income or loss rather than the capital gain or loss described above under the heading “Incentive Stock Options.” Please see the heading above entitled “Nonstatutory Stock Options.”

      Important Note: The statements in this Offer concerning the Homestore 1999 Plan, the Homestore 2002 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of the Homestore 1999 Plan and the Homestore 2002 Plan.

      Please contact Sharon Goldstein at sharon.goldstein@homestore.com or (805) 557-3330 to receive a copy of the Homestore 1999 Plan, the Homestore 2002 Plan or a copy of the prospectus for these plans. We will promptly furnish you copies of these documents at our expense.

9.     Information Concerning Homestore

      We were incorporated in 1993 under the name of InfoTouch Corporation, or InfoTouch, with the objective of establishing an interactive network of real estate “kiosks” for consumers to search for homes. In 1996, we began to develop the technology to build and operate real estate related Internet sites. Effective November 26, 1996, we entered into a series of agreements with the National Association of REALTORS®, or NAR, and several investors. Under these agreements, we transferred technology and assets relating to advertising the listing of residential real estate on the Internet to a newly-formed company, NetSelect, LLC, or LLC, in exchange for a 46% ownership interest in LLC. The investors contributed capital to a newly formed company, NetSelect, Inc., or NSI, which owned 54% of LLC. LLC received capital funding from NSI and in turn contributed the assets and technology contributed by InfoTouch as well as the NSI capital to a newly formed entity, RealSelect, Inc., or RealSelect, in exchange for Common Stock representing an 85% ownership interest in RealSelect. Also effective November 26, 1996, RealSelect entered into a number of formation agreements with and issued cash and Common Stock representing a 15% ownership interest in RealSelect to NAR in exchange for the rights to operate the REALTOR.com® web site and pursue commercial opportunities relating to the listing of real estate on the Internet. Additional information about Homestore is available from the documents described in Section 16. The financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 are incorporated herein by reference. The following table summarizes certain of our consolidated financial data.

	Years Ended December 31,		Three Months Ended
			March 31,
	2000	2001	2002

	(In thousands, except per share data)
Statement of Operations Data:
Total revenues	$181,322	$325,105	$74,116
Loss from operations	(162,102)	(1,431,798)	(40,429)
Loss from continuing operations	(162,102)	(1,431,798)	(35,655)
Net loss	(146,053)	(1,465,589)	(34,809)
Basic and diluted earnings (loss) per share
Continuing operations	(1.83)	(13.64)	(0.30)
Discontinued operations	—	—	0.01
Net loss	$(1.83)	$(13.64)	$(0.29)
Weighted average common shares outstanding:
Basic and fully diluted	79,758	107,433	117,565
Common shares outstanding	82,761	117,509	117,864
Book value per share	$7.29	$1.56	$1.39
Tangible Book value per share	$4.94	$(0.57)	$(0.66)

	As of December 31,
			As of March 31,
	2000	2001	2002

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$167,576	$38,272	$34,216
Working capital	253,638	(41,218)	85,887
Total assets	893,350	615,037	569,760
Current liabilities	92,481	220,554	189,794
Long-term debt, net of current portion	197,390	211,227	216,541
Total stockholders’ equity	603,479	183,256	163,425

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

      The executive officers and directors of Homestore and their positions and offices as of June 30, 2002 are set forth in the following table:

Name	Position

W. Michael Long	Chief Executive Officer and Director
Jack D. Dennison	Chief Operating Officer
Lewis R. Belote, III	Chief Financial Officer and Assistant Secretary
Allan P. Merrill	Executive Vice President, Corporate Development
Steve A. Ozonian	President, Realtor.com
Patrick R. Whelan	President, Real Estate Services
Walter S. Lowry	Senior Vice President, General Counsel and Secretary
Joe F. Hanauer	Chairman of the Board and Director
Barbara T. Alexander	Director
L. John Doerr	Director
William E. Kelvie	Director
Kenneth K. Klein	Director
Terrence M. McDermott	Director

      The address of each director and executive officer is c/o Homestore, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362.

      The information with respect to the amount of securities beneficially owned by our executive officers and directors contained in our definitive proxy statement for our May 22, 2002 annual meeting of shareholders is incorporated herein by reference.

      Three executive officers are eligible to participate in this Offer. Two of these officers have not indicated whether they intend to participate in this Offer. One executive officer has indicated that he intends to participate in the Offer.

      Except as described below, there have been no transactions in options to purchase our Common Stock or in our Common Stock which were effected within 60 days prior to this Offer to Exchange by Homestore, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Homestore.

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

      Options we acquire pursuant to the Offer will be cancelled and the shares of Common Stock subject to those options will be returned to the pool of shares available for grants of New Options and for issuance upon the exercise of such New Options. To the extent such shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

      We believe that Homestore will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because we will not grant any New Options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all New Options will equal the closing market price of the Common Stock on the date we grant the New Options.

      If we were to grant any options before the scheduled Replacement Grant Date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder’s option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.     Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Old Options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.     Material Federal Income Tax Consequences

      The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

      We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a “modification” of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

      The option holders who exchange Old Options for New Options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the New Options, the option holders will not be required to recognize income for federal income tax purposes. The grant of options is not result in recognition of taxable income.

      Special tax considerations may apply to employees located abroad. In particular, for employees in the United Kingdom, which has adopted a new law governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and Homestore or any subsidiary of Homestore to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option from Homestore and/or any subsidiary to you. This tax is currently set at 11.9% of the difference between the exercise price and the fair market value of the stock at the time of exercise. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Homestore and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Homestore and/or any subsidiary in connection with the exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, you will be authorizing Homestore or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll at any time or from your sale of shares upon exercise, assignment, release, or cancellation of the option. In the alternative, you agree to make payment on demand for such contributions to Homestore or any subsidiary that will remit such contributions to the Inland Revenue. In addition, you may be required to consent to United Kingdom income tax withholding for the new grant. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, Homestore will have the right to cancel the new option without further liability.

      Canadian residents should read the discussion of tax implications attached as Appendix A.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

14.     Extension of Offer; Termination; Amendment

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer to Exchange.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders in the program or by decreasing or increasing the number of options being sought in the Offer.

      Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the Offer following a material change in the term of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend the Offer for a period of no fewer than ten business days after the date of such notice:

•	we increase or decrease:

•	the amount of consideration offered for the options; or

•	the number of options eligible to be elected for exchange in the Offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.     Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

16.     Additional Information

      We recommend that, in addition to this Offer to Exchange and letter of transmittal, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to elect to exchange your options:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 3, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 14, 2002;

•	our current reports on Form 8-K filed on January 3, 2002, January 14, 2002, February 14, 2002, February 25, 2002, March 5, 2002, March 14, 2002, March 19, 2002, April 8, 2002 and our amended current report filed on Form 8-K/ A filed on May 24, 2002;

•	the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 26, 2002;

•	our registration statements on Form S-8, registering the shares to be issued under the Homestore 1999 Plan, filed with the Securities and Exchange Commission on August 5, 1999; and

•	the description of our Common Stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on July 9, 1999, including any amendments or reports we file for the purpose of updating that description.

The Securities and Exchange Commission file number for all of these filings other than the registration statements on Form S-8 is 000-26659. The file number for the registration statement on Form S-8 filed on August 5, 1999 is 333-84545. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices located at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

      Our Common Stock is quoted on the Nasdaq National Market under the symbol “HOMS” and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Sharon Goldstein
Homestore, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362

      You may also make a request by telephone at (805) 557-3330 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about Homestore should be read together with the information contained in the documents to which we have referred you.

17.     Miscellaneous

      We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the accompanying letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

HOMESTORE, INC.

July 26, 2002